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                                                                       EXHIBIT 6

                          PHARMACEUTICAL RESOURCES INC.
                                  One Ram Ridge
                          Spring Valley, New York 10977

                                                          June 5, 2001

Clal Biotechnology Industries Ltd. ("Clal")
(previously Clal Pharmaceutical Industries Ltd.)
3 Azrieli Center, 45th Floor
TEL-AVIV 67023, ISRAEL

Gentlemen,

1. You are hereby released from your obligations under Sections 2 and 4 of a letter agreement by and among Clal, Pharmaceutical Resources, Inc. ("PRI") and Merck KGaA ("Merck") dated March 25, 1998 (the "Agreement"). Clal is permitted to sell up to the 500,000 shares of Common Stock of PRI referred to in Section 2 (a) of the Agreement (the "Tranche C Shares") to third parties under the conditions specified in Sections 2 and 3 herein (the "Sale").

2. The Sale shall be at a price for each share of PRI which shall not be lower than USD 0.75 below the closing price on the New York Stock Exchange on the last trading day preceding the date of any Sale.

3. Clal will endeavor to arrange 50% of the Sales through Bear, Stearns & Co. Inc. and its affiliates and 50% of the Sales through UBS AG and its affiliates.

4. The undersigned parties agree and represent that there are no shareholders or other agreements, undertakings or restrictions in connection with the Tranche C Shares, other than the Agreement and the agreements specified therein, if any.

5. The Agreement shall automatically terminate in regard to such number of the Tranche C Shares sold in the Sale ("Sold Shares") with no further obligations, liabilities or rights on the part of the parties thereunder in regard to such shares.

6. The Agreement shall remain in full force and effect and binding upon the parties thereunder, under it original terms, in regard to all of the Tranche C Shares which do not constitute any of the Sold Shares.

7. Clal shall have the right, at is sole discretion, to effect or refrain from effecting the Sale in whole or in part.

8. This letter shall constitute an amendment to the Agreement in accordance with Section 11 of the Agreement.


                                                      Sincerely,
                                                Pharmaceutical Resources, Inc.
                                                By /s/ Kenneth I. Sawyer
                                                   -----------------------------
Page 26 of 27 pages                                Name: Kenneth I. Sawyer
                                                   Title: President and CEO

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June 5, 2001
Letter to Clal Biotechnology Industries Ltd.
Page 2 of 2






ACCEPTED AND AGREED TO:

MERCK KGaA


By  /s/ Mike Urwin by attorney-in-fact Kenneth Sawyer
   --------------------------------------------------
   Name:  Mike Urwin by attorney-in-fact Kenneth Sawyer
   Title:



ACCEPTED AND AGREED TO:

Clal Biotechnology Industries Ltd.


By  /s/ Y. Dovrat and G. Milner
   ---------------------------------------------------
   Name:  Y. Dovrat, G. Milner
   Title:
















                                                      Page 27 of 27 pages